Exhibit 16.1

April 21, 2025

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on April 17, 2025, to be filed by our former client, Phio Pharmaceuticals Corp. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

/s/ BDO USA, P.C.

Boston, Massachusetts